DISTRIBUTION AGREEMENT MADE AND ENTERED INTO IN THE CITY OF MONTREAL, PROVINCE OF QUÉBEC WITH AN EFFECTIVE DATE OF MARCH 1st, 2005

BY AND BETWEEN:
TÉLIPHONE INC., a body politic and corporate, duly incorporated according to law, having a place of business at 1080 Beaver Hall, suite 1555, Montreal, Quebec, H2Z 1S8 herein represented by George Metrakos, President, duly authorized as he so declares, hereinafter referred to as “TÉLIPHONE”

AND:
MSBR Communications Inc., a body politic and corporate duly incorporated according to law, having a place of business of at 710 Richelieu #105, Beloeil QC, Canada J3G 5E8, herein represented by Benoit Ratthé, President, duly authorized as he so declares, hereinafter referred to as “DISTRIBUTOR”

____________________________________

PREAMBLE

WHEREAS Téliphone is in the business of providing Voice Over Internet Protocol (VoIP) service such that telephone communications may be effected through the use of wireless or wired high speed Internet and is an importer of the hardware devices required for delivery of the service (the “Product”)

WHEREAS Distributor wishes to obtain an exclusive right to distribute the Product throughout the province of Quebec (the“Territory”) through Retail Outlets and Teliphone’s web site on the terms and subject to the conditions herein contained.

Whereas the parties wish to set forth their rights and obligations pertaining to the right of distribution of the product in the territory and have agreed to cause the product to be marketed in conformity with the terms and conditions as provided herein;

WHEREFORE THE PARTIES HERETO HAVE AGREED AS FOLLOWS:

1. The Preamble hereinabove stated shall form an integral part of the present Agreement as if recited herein at length;

2. Definitions

2.1. BUSINESS CLIENTS: A business client is an end user of the Product and may be a moral person or partnership or association or company with limited liability who may require multiple telephone lines and other services which the normal private consumer would not be using.

2.2. DISTRIBUTOR BACK-OFFICE: means an internet portal supplied by Teliphone where Teliphone Subscribers may gain access to all of their private records through the use of internet, such records emanating from Teliphone’s central serving system which would allow a Distributor to determine what amounts and or information to determine whatever information that they’re entitled to get within the agreements made with Teliphone.

2.3. END USER: These are members of the public who elect to gain access to a device for telephone communication through the use of VoIP who are charged for the use of the product;

2.4. INTERNET SALE: An internet sale occurs when a prospective customer whose principal address is within the Territory becomes a Teliphone Subscriber through the purchase of the Product via Teliphone’s web site.

2.5. PROMOTION MATERIAL: This is advertising information that may be made available through various means to identify the availability of VoIP products and services, and without limiting the generality of the nature of this material, it may include doorway stickers, posters, table tents, brochures, pamphlets, business cards, web portal, prepaid telephone service card, etc. wherein the logo of Téliphone may be displayed and promoted.

2.6. RECURRING REVENUES: This is the revenue being received by Teliphone from the Teliphone Subscriber payable to Téliphone based on the services purchased from Teliphone

2.7. RE-SELLER: a Re-Seller is a company or individual who will sell The Product in The Territory pursuant to authorization emanating from the Distributor

2.8. RE-SELLER BACK-OFFICE: means an internet portal supplied by Teliphone where Teliphone Subscribers may gain access to all of their private records through the use of internet, such records emanating from Teliphone’s central serving system which would allow a Re-Seller to determine what amounts and or information to determine whatever information that they’re entitled to get within the agreements made with the Distributor.

2.9. RETAIL OUTLETS: Means a commercial place of business selling electronic, computer, telecommunications and related accessories and services with permanent retail store frontage serving commercial enterprises and the consumer public whose purposes is to invite the general public to enter their premises in order to demonstrate and offer for sale products and services such that the product may be promoted in the Territory.

2.10. SERVICES: Services include but is not limited to the following items that can be purchased by the Teliphone subscriber in order to make and receive calls from the various Teliphone Products:
*Monthly Single Point of Contact (SPC) services
*Monthly Basic VoIP calling services
*Monthly Unlimited VoIP long distance calling packages
*Monthly Limited VoIP long distance calling packages
*Long distance calling on a per minute charge basis
*Monthly Cellular phone (iPCS) local air time calling services
*Additional local air time calling services on a per minute basis
*Cellular phone (iPCS) long distance air time calling services

2.11. SUBSCRIBER BACK-OFFICE: Means an internet portal supplied by Teliphone where Teliphone Subscribers may gain access to all of their private records through the use of internet, such records emanating from Teliphone’s central serving system which allows the subscriber to instantly obtain copy of detailed record of calls, charges incurred to date, payments received by Teliphone from subscriber, and any other information that may from time to time be made available by Teliphone for the use by Subscriber

2.12. SUB-TERRITORY: Shall mean a region as defined by its telephone area code located within the Territory.

2.13. TÉLIPHONE SUBSCRIBER: This is any End User of the Téliphone VoIP or Cellular service in good payment standing who elects to complete or receive a telephone call using a telephone device which is being made available by Téliphone. Only Teliphone Subscribers whose principal location entered in their account as residing within the Territory will be considered in this agreement.

2.14. TERRITORY: Shall mean the Province of Quebec

2.15. VoIP: Voice Over Internet Protocol consists of a form of voice communication through the use of high speed internet, wireless internet (wi-fi), router, gateway, portable and desktop communication devices

3. APPOINTMENT OF DISTRIBUTOR

3.1. Teliphone appoints the Distributor as its exclusive distributor in the Territory for Sales through Retail Outlets and Teliphone’s Web Site upon the terms and conditions herein set out and Distributor hereby accepts such appointment:

3.2. PROVISION FOR EXISTING TELIPHONE RESELLERS IN THE TERRITORY. The Distributor acknowledges that there exists agreements in place with Re-Sellers in the Territory, said agreements are identified in Schedule “A” annexed hereto. Teliphone undertakes to use its best efforts to transfer all rights and obligations under these agreements to the Distributor. Distributor warrants and represents that it will respect the terms and conditions so transferred. Distributor is hereby authorized to re-negotiate existing agreements with the Re-Sellers and Teliphone will use its best efforts to assist in such negotiations by acting as a mediator to attempt to resolve any cause of dispute or misunderstanding with the respect to the orderly transfer of the rights and obligations that is provided for under this agreement.

3.3. Teliphone agrees to issue a letter in form and content as identified in schedule “B” annexed hereto and provide copy of same to Distributor. Distributor acknowledges that the Re-Seller may prefer to continue purchasing directly from Teliphone and not from Distributor. In the event such sales occur, Teliphone shall provide copy to Distributor of all such transactions in order that the Distributor receives their portion of any recurring revenues that may be derived from the marketing of the product by the Re-Seller. Consequently, Distributor shall receive the commissions payable as defined in Schedule “A”.

3.4. The distributor acknowledges having received all agreements that exist between Teliphone and Re-Sellers and notice of the present assignment and subrogation in the form as set forth in schedule “B” shall immediately be sent to the Re-Sellers upon signing of this agreement.

3.5. Teliphone may continue to supply, sell and receive payments directly from the Re-Sellers for the Product. It is the desire and intention of the parties hereto to cause such activity to be the exclusive domain of the Distributor. Consequently, both parties shall use their best efforts in good faith to re-direct the sale and supply of the Product such that only the Distributor is providing the Re-sellers with the Product and not Teliphone.

3.6. INTERNET SALES WITHIN THE TERRITORY. Distributor will be entitled to the 25% commissions on Recurring Revenues for all internet sales made within the Territory to Teliphone Subscribers whose principal address is within the Territory. Distributor will not receive any commissions on the hardware devices sold.

4. DETAILS OF SALES ACTIVITIES WITHIN THE TERRITORY

4.1. Distributor acknowledges that Teliphone has appointed a wholesaler known as “GH” in order to provide VoIP services and long distance services at a wholesale level in the Territory to Business Clients and as a consequence thereof renounces to any claim or beneficial interest and or right with respect to any revenues derived from the activities of Teliphone and GH. As a result of this appointment, existing Teliphone Re-Sellers such as AR Wiring Solutions (ie. Re-seller for Business Clients) will fall under the management of GH. GH will not be permitted to sell through Retail Outlets without prior approval by Distributor, nor can they sell to private consumer clients without prior written consent of Distributor and Teliphone whose consents will not be unreasonably withheld.

4.2. Teliphone has developed a white-label partnership with NCTel Telecom / (Additional Trade Name: Dielek Telecom) (“NCTel”). NCTel is permitted to sell their white-label version of the Teliphone product with the following conditions:

a) NCTel cannot sell their product in Retail Outlets in the city of St-Hyacinthe, Province of Quebec.

b) NCTel cannot sell their version of the Teliphone product in any Retail Outlets outside of city of Sherbrooke, Province of Quebec without the prior written consent of Teliphone and its Distributor. Teliphone will work with Distributor in order to ensure that any approved Retail Outlet sales by NCTel does not damage or hinder any Sales and Marketing initiatives currently underway by Distributor.

c) Distributor cannot sell Teliphone’s products and services in the city of Sherbrooke, Province of Quebec until November 1, 2005.

4.3. Distributor acknowledges that as they sell the product, there is initially a substantial negative financial burden which is assumed by Teliphone, namely that Teliphone must apply inventory below its cost. Consequently, Teliphone reserves the right to decline or to accept any orders from Distributor if;

a) It is not in the interest of Teliphone from an economic point of view, or;

b) If the timing for the commencement of the business is inappropriate, Teliphone, its Distributor and, if necessary, an independent mediator will determine the appropriate timing, or;

c) If the Re-Seller is not deemed appropriate, Teliphone, its Distributor and, if necessary, an independent mediator will determine the appropriateness of the Re-Seller, or;

d) if the credit worthiness of the Re-Seller is not considered to be appropriate, Teliphone reserving in its sole discretion to determine the appropriate credit credentials or; Teliphone must demonstrate inappropriate credit worthiness by means of credit verification services to Distributor.

e) For any other commercial reason arising out of current market circumstances. Teliphone will demonstrate to Distributor the severity of the market circumstance which will necessitate such an action.

4.4. As part of Teliphone’s Sales and Marketing Plan in the Territory, Teliphone may sell direct to Wholesalers. As a consequence, Distributor thereof renounces to any claim or beneficial interest and or right with respect to any revenues derived from the activities of Teliphone and Wholesalers. Teliphone, however, will not supply to any wholesalers who in turn will re-sell Teliphone’s products and services through Retail Outlets. Should Teliphone sell to Wholesalers (except noted in 4.1. above) that are not selling to Business Clients in The Territory, then Distributor shall receive a monthly commission of 10% of the Wholesaler’s cost, to a minimum of $1.00 on the Basic VoIP monthly service price.

5. RE-SELLERS / ASSIGNMENT

5.1. Teliphone hereby grants to the Distributor the right to appoint persons or companies as its Re-Sellers of the Product, provided however that the appointment by the Distributor of one or more Re-Sellers shall not relieve the Distributor of its obligations hereunder. Teliphone shall be requested in writing for its consent for such appointment, which consent will not be unreasonably withheld.

6. REQUIRED TELIPHONE SUBSCRIBER SALES

6.1. Distributor shall purchase directly from Teliphone the minimum quantities of the Product and hereby warrants and represents that it shall, on a best effort basis, cause sales to occur to Teliphone Subscribers by achieving End User activations.

6.2. It is understood by both parties that there are many external factors that may influence sales objectives, such as competitive activity, amounts of investment in branding and promotion, inventory considerations for opening up new retailers, area code availabilities within Teliphone’s ability to cover the Territory, etc. As a result, quantities related to objectives in 6.1. above will be established based on a marketing plan produced by both Parties by the 31st of December, 2005.

6.3. Distributor hereby warrants and represents that it hereby agrees to the pricing as set by Teliphone under schedule “C” which pricing may be modified from time to time at the sole discretion of Teliphone. Teliphone shall demonstrate to Distributor a valid reason for making any changes to the pricing structure outlined in schedule “C”.

7. RESPONSIBILITIES OF TELIPHONE

7.1. Teliphone will, on a best effort basis, ensure that it supplies to Distributor, within reasonable lead times befitting the product or service offering, all products and services as ordered and required by Distributor in order for it to deliver on its responsibilities as outlined in section 6 above.

8. SHIPPING AND PAYMENT ARRANGEMENTS

8.1. Products will be shipped to one destination supplied by the Distributor upon receipt by Teliphone of the Distributor’s purchase order. The product shall be sold F.O.B. Teliphone’s warehouse.

8.1.1. Terms of payment will be COD.

8.2. Teliphone will pay Distributor all commissions within 15 days of month end as per Schedule “D”. Paragraph 4.5 is also subject to the payment agreement described in this paragraph 7.2.

9. RESPONSIBILITIES OF THE DISTRIBUTOR

The distributor agrees that during the term of this Agreement, it shall:

9.1. Comply and cause all its Re-Sellers or parties appointed by it to comply with all applicable laws in the Territory relating to the advertising, distribution and sale of Products and with the terms and conditions of this Agreement.

9.2. Request approval from Teliphone on all marketing and promotional material prior to distribution.

9.3. Devote its best efforts to the performance of its obligations under this Agreement

9.4. Make every reasonable effort and use proper means to develop the market potential for trade in Product and actively solicit the activation by End Users.

9.5. Share in marketing, promotion and advertising costs as agreed upon with Teliphone on a case by case basis.

9.5.1. In the case of demonstration phones, Distributor will cover 100% of Teliphone’s cost of the hardware required for the demonstration unit. Teliphone will pay for a free unlimited local calling only on the demonstration unit. The number of demonstration units in circulation will be determined on a case by case basis by Teliphone and Distributor.

9.5.2. Distributor will provide Teliphone with banner advertising throughout its network of web sites.

9.6. Develop, promote and maintain with End Users, the goodwill and reputation of Teliphone and its products and services.

10. TERM AND TERMINATION

10.1 TERM. This Agreement shall commence on the date hereinabove and remain in effect for an initial period of two (2) year from the effective date. This agreement shall automatically renew successive one-year terms, unless either party provides written notice to the other party not less than ninety (90) days prior to the end of the Initial Term, or end of successive renewal terms. In the case of dissolution of this contract, Distributor will be entitled to commissions on recurring revenues for as long as the Teliphone Subscriber that existed prior to the dissolution of this contract remains a client in good standing of Teliphone.

10.2 TERMINATION BY EITHER PARTY. Either party (the “Non-Defaulting Party”) may terminate this Agreement by providing at least thirty (30) days prior written notice to the other party (the “Defaulting Party”) upon the occurrence of any of the following events:

(a) the Defaulting Party is in default in the performance of any of its obligations under this Agreement or breaches any provision hereof and such default or breach continues after at least ten (10) following receipt of written notice of such default or breach from the Non-Defaulting Party to the Defaulting Party.

(b) the conviction in any court of competent jurisdiction of either party or any employee, shareholder, director or officer of either party for any crime or violation of law if, such conviction is likely to adversely affect the operation or business of the other party or tend to be harmful to the goodwill or reputation of the other party.

(c) Any conduct or practice by either party, its directors, officers, employees or shareholders, which is injurious to the goodwill or reputation of the other party.

(d) Either party commits, participates or acquiesces in any fraudulent or improper actions in regards to this agreement;

11. CONFIDENTIALITY.

11.1. "Confidential Information" means any business and technical information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation concepts, designs, documents, prototypes or samples), which is designated as "Confidential," "Proprietary" or some similar designation or is disclosed under circumstances which indicate its confidential nature. Confidential Information may also include third party confidential information. Confidential Information will not include any information which

(i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party;

(ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party;

(iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure;

(iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; or

(v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.

11.2. Non-use and Nondisclosure. Each party agrees not to use any Confidential Information of the other party for any purpose except to perform its obligations or exercise its rights under this Agreement. Each party agrees not to disclose any

Confidential Information of the other party to third parties or to such party's employees, except to those employees or consultants of the receiving party who are required to have the information. Nothing in this Section precludes either party from disclosing the other party’s Confidential Information as required by law or a legal process.

11.3. Maintenance of Confidentiality. Each party agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party will take at least those measures that it takes to protect its own most highly confidential information and will ensure that its employees and independent contractors who have access to Confidential Information of the other party have signed a non-use and non-disclosure agreement in content similar to the provisions hereof. Each party will reproduce the other party's proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.

12. GENERAL AND CONCLUDING PROVISIONS

12.1. This agreement shall ensure to the benefit of and be binding upon the parties hereto, and their respective heirs, legatees, executors, legal representatives, successors and assigns.

12.2. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated herein, and supersedes all prior negotiations, agreements and undertakings.

12.3. This Agreement may be executed in two or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Faxed signatures of the parties shall be valid and binding, however, the parties hereto agree to provide the original of their signature to this Agreement to each of the other parties thereafter.

12.4. All notices in connection with this Agreement shall be in writing and either hand-delivered or mailed by registered or certified mail and shall be sent to all of the parties hereto.  Any such notice shall be deemed to have been received on the earlier of the date of the hand-delivery or on the fifth (5th) business day following the date indicated on the proof of mailing.  The respective addresses for such notices are:

Téliphone Inc
1170 Place du Frère André, 4th Floor
Montreal, Quebec H3B 3C6
Attention: George Metrakos
Telephone (514) 313-6010

Fax (514) 313-6001
E-Mail:  gmetrakos@teliphone.ca
Distributor
MSBR Communications Inc.
710 Richelieu #105
Beloeil, Quebec J3G 5E8
Attention : Benoit Ratthé
Telephone (514) 313-3271
Fax (450) 649-2846
E-mail : bratthe1@sympatico.ca

12.5. This Agreement shall be construed in accordance with the laws of the Province of Quebec and Canada.

12.6. This Agreement may be amended only by written agreement duly executed by all parties hereto.

12.7. The parties shall furnish and deliver from time to time such documents, and writings as may reasonably be required as necessary or desirable to complete this Agreement and to give effect to its provisions.

12.8. The parties agree to do and cause to be done such acts, deeds, documents and/or corporate proceedings as maybe necessary or desirable to complete this Agreement, and to give effect to its provisions.

12.9. In the event the majority control of the shares in Teliphone is sold to a third party and or in the event that the sale of the assets of Teliphone occurs, it is understood and agreed that the rights and obligations provided for the benefit of the Distributor under this agreement shall form the subject of a specific clause under such future agreements whereby the new controlling shareholders and or the purchaser of the assets assumes all financial obligations of Teliphone as provided for herein.

12.10. The parties hereto have requested that the present Agreement be drafted in the English language. Les parties déclarent qu’ils ont requis que la présente entente soit rédigée dans la langue anglaise.

WHEREFORE THE PARTIES HERETO HAVE SIGNED WITH DATE EFFECTIVE ON THE DATE AND PLACE FIRST MENTIONED HEREINABOVE.

TÉLIPHONE INC per: /s/ George Metrakos ____________________________________________ George Metrakos, President May 2/05 ____________________________________________ Date	Distributor: MSBR Communications Inc. per: /s/ Benoit Ratthe ____________________________________________ Benoit Ratthé, President 02/05/05 ____________________________________________ Date

SCHEDULE “A”

Re-Seller	Territory/Focus	Distributor	Segment	Hardware	Recurring	Resulting Distributor Commission on Recurring
Teleplus Qc	Quebec/Gr-Mtl	MSBR	Cons	Reduced	0%	25%
DRC	Quebec/Laval	MSBR	Cons	25%	15%	10%
Camelot	Quebec/Mtl	MSBR	Cons	25%	25%	10%
Nu Frontier	Quebec/TMR	MSBR	Cons	25%	15%	10%
Comp. Solutions	Quebec/P-aux-Tr	MSBR	Cons	25%	15%	10%
Ipnet.ca/GYP	Quebec/Mtl	MSBR	Cons	25%	15%	10%
Syac	Quebec	MSBR	Cons	TBD	TBD	Min 10%
VanDerWelt	Quebec	MSBR	Cons/Bus	25%	15%	10%
Evans Abbelard	Quebec	MSBR	Cons	25%	20%	10%

SCHEDULE “B”

DATE:

Reseller Name
ATT:
Reseller Address

Subject: Appointment of Quebec Distributor for Teliphone Inc.

Dear Re-seller,

Effective immediately, Teliphone Inc. has transferred, assigned and subrogated MSBR Communications Inc all rights and obligations which exist between our firm and your company pursuant to an agreement dated _______________.

You are kindly requested henceforth to cause all future communications and business dealings pertaining to VOIP to occur by communicating directly with;

MSBR Communications Inc.
ATT: Benoit Ratthé, Director of Sales Quebec
710 Richelieu #105
Beloeil QC J3G 5E8
Tel : (514) 313-3271
Fax : (450) 649-2846
Email : bratthe@teliphone.ca

The decision to authorize a distributor to act in the territory where you are working as a reseller has been made in order to give you and all subscribers of Teliphone more efficient and effective services henceforth.

Signed,

George Metrakos
President & CEO
Teliphone Inc.
(514) 313-6010
gmetrakos@teliphone.ca

SCHEDULE “C”

Effective February 6, 2005

Item	Residential / SOHO	Commercial / Enterprise
Hardware
Teliphone (wi-fi), with 12 mth contract	$99.00	$99.00
Teliphone (wi-fi), no contract*	$229.95	$229.95
TeliphoneLine, single port, with 12 mth contract	$59.00	$59.00
TeliphoneLine, single port, no contract	$129.95	$129.95
TeliphoneLine, dual port, with 12 mth contract	$79.00	$79.00
TeliphoneLine, dual port, no contract	$149.95	$149.95

Rate Plan
Single Point of Contract**	$5.00/mth	$5.00/mth
Basic VoIP Service Unlimited within Teliphone local area***	$14.95/mth	$14.95/mth
Unlimited Quebec	$4.95/mth	$9.95/mth
Unlimited North America****	$9.95/mth	$19.95/mth

Additional Services
Extra handset attributed to same number
Teliphone (wi-fi)	$199.95	$199.95
TeliphoneLine (single port)	$129.95	$129.95
TeliphoneLine (dual port)	$149.95	$149.95
Additional monthly charge	$4.95/mth	$4.95/mth
Extra phone number on same handset	$4.95/mth	$4.95/mth
Activation charge per line	Currently Free	$19.95

* Includes a $30 long distance credit upon activation.
**PC, Single Point of Contact, includes a phone number, FollowMe Call forwarding and Voice Mail.
*** Local area includes Montreal, Toronto and New York. Future Canadian cities will be added to the local coverage area.
**** Includes Continental US and Canada.

SCHEDULE “D”

The purchase and commission structure is as follows:

Hardware:

•	Téliphone V1 wi-fi VoIP phone at a cost of $60 each
•	TéliphoneLine single port unit at a cost of $20 each
•	TéliphoneLine dual port unit at a cost of $40 each

In the case where DISTRIBUTOR should sell a hardware unit at the full, non-contract price, the above margins (sell price - cost) will still apply to calculate the cost.

As commission for activating new accounts with monthly unlimited rate plans, a 10$ commission will be credited to DISTRIBUTOR’s account upon the activation of a $9.95/mth North America Unlimited plan. A 5$ commission will be credited to DISTRIBUTOR’s account upon the activation of the line with a $4.95 Province Unlimited plan.

No commissions will be paid out on the iPCS SIM card, iPCS hardware or the iPCS security deposits.

Services:

DISTRIBUTOR will receive 25% commission on the total expenditures (monthly basic plan and unlimited long distance plans) made by the DISTRIBUTOR’s activated clients.

Distributor will receive 5% commission on long distance to be paid upon receipt of pre-paid $10 increments as received by active Teliphone subscribers.

DISTRIBUTOR will also acknowledge that if Teliphone services are sold to a Call Center customer, then DISTRIBUTOR’s Call Center customers cannot subscribe to unlimited long distance packages and must negotiate a per minute Long Distance rate with Teliphone.

The Téliphone iPCS monthly plans, additional cellular air time minutes and cellular long distance minutes will provide a 5% commission.